UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2019 (May 22, 2019)

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 HaToKhen Street

Caesarea North Industrial Park

3088900, Israel

(Address of Principal Executive Offices)

972-4-770-4055

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC
Warrants to purchase Common Stock	DRIOW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On May 22, 2019, DarioHealth Corp., or the Company, entered into an underwriting agreement with Craig-Hallum Capital Group LLC, as representative, or the Representative, of the underwriters, or the Underwriters, named therein, or the Underwriting Agreement, for a firm commitment underwritten public offering of (i) 4,855,341 shares, or the Shares, of the Company’s common stock and (ii) pre-funded warrants, or the Pre-Funded Warrants, to purchase 7,175,525 shares of the Company’s common stock, or collectively, the Offering.

The Shares will be sold at the public offering price of $0.60 per share. The Pre-Funded Warrants will be sold at a public offering price of $0.5999 per Pre-Funded Warrant, which represents the per share public offering price per Share, less a $0.0001 per share exercise price for each such Pre-Funded Warrant. The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and were subject to limitations agreed upon by the contracting parties. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-212644) that was filed by the Company with the Securities and Exchange Commission, or the SEC, on July 22, 2016 and declared effective by the SEC on August 3, 2016, and a related prospectus supplement.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with any group that the holder is a member, would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may terminate, increase or decrease this percentage by providing at least 61 days’ prior notice to the Company. A holder of Pre-Funded Warrant is also subject to a limitation on exercise of the Pre-Funded Warrant if such exercise would result in such holder, together with any group that the holder is a member, beneficially owning more 19.99% of the number of shares of common stock outstanding immediately before giving effect to such exercise, unless shareholder approval is obtained.

The Company estimates that net proceeds from the Offering will be approximately $6.5 million, after deducting underwriting discounts and commissions and estimated Offering expenses. The Company expects the Offering to close on May 24, 2019, subject to customary closing conditions.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The form of Pre-Funded Warrant is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The foregoing descriptions of the terms of the Underwriting Agreement and Pre-Funded Warrants are qualified in their entirety by reference to such exhibits. A copy of the opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, relating to the validity of the securities in connection with the Offering, is filed with this Current Report on Form 8-K as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, between Craig-Hallum Capital Group LLC, as representative of the several underwriters, and DarioHealth Corp.
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
23.1	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2019	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
		Name:	Zvi Ben David
		Title:	Chief Financial Officer, Treasurer and Secretary